Exhibit 8.1

DLA Piper LLP (US) 1251 Avenue of the Americas, 27th Floor New York, New York 10020-1104 T 212.335.4910 F 212.884.8510 W www.dlapiper.com

[Subject to DLA Opinion Committee Review [12/27/2022]

[                ], 2023

Lionheart III Corp

4218 NE 2nd Avenue

Miami, Florida 33137

Security Matters Limited

599 Lexington Avenue

New York, NY 10022

Re:	Business Combination Agreement by and among Lionheart III Corp, Security Matters Limited, Empatan Public Limited Company and Aryeh Merger Sub, Inc.

To the Boards of Directors:

We have acted as counsel to Lionheart III Corp, a Delaware corporation (“Lionheart”) in connection with the Business Combination, as defined and described in the Business Combination Agreement dated as of July 26, 2022 (the “Business Combination Agreement”) by and among Lionheart, Security Matters Limited, an Australian public company with Australian Company Number (ACN) 626 192 998 listed on the Australian Stock Exchange (“SMX”), Empatan Public Limited Company, a public limited company incorporated in Ireland with registered number 722009 (“Parent”) and Aryeh Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Unless otherwise indicated, each capitalized term has the meaning ascribed to it in the Scheme Implementation Deed dated as of July 26, 2022 (the “Scheme Implementation Deed”), by and among Lionheart, SMX and Parent. This opinion is being delivered in connection with the Registration Statement on Form F-4 (as amended, the “Registration Statement”) filed by Parent with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of the (i) the Business Combination Agreement, (ii) the Scheme Implementation Deed, (iii) the Registration Statement, (iv) the letters of representation issued to us by Lionheart and SMX and dated as of December 23, 2022 and December 21, 2022, respectively (the “Tax Representation Letters”), (v) documentation provided as part of the diligence performed on SMX, and (vi) such other documents as we deem necessary or appropriate in order to enable us to render this opinion. In all our examinations, we have assumed, or will assume, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts.

In rendering our opinion, we have assumed, with your permission, that (i) the Business Combination will be effected in accordance with the terms of the Business Combination Agreement and the Scheme Implementation Deed and that no amendment or waiver of material terms will occur, (ii) the information set forth in the Registration Statement, Business Combination Agreement, the Scheme Implementation Deed, Tax Representation Letters and documents provided as part of the diligence process is true, complete and correct and will remain true, complete and correct at all times up to and including the SPAC Merger Effective Time, and (iii) the parties have complied with, and if applicable, will continue to comply with, the covenants contained in the Business Combination Agreement, the Scheme Implementation Deed, and the Transaction Documents. We have also assumed that any representations made in the Business Combination Agreement, the Scheme Implementation Deed or the Tax Representation Letters “to the knowledge of” or based upon the belief of Lionheart or SMX, or otherwise similarly qualified, are true, correct, and complete and will remain true, correct and complete at all times up to and including the SPAC Merger Effective Time, in each case without such qualification.

[                ], 2023

In rendering our opinion, we have considered the applicable provisions of (i) the Internal Revenue Code of 1986, as amended (the “Code”) as in effect on the date hereof, and our interpretations of the Code, (ii) the applicable Treasury Regulations promulgated under the Code (the “Treasury Regulations”) as currently in effect, (iii) current administrative interpretations by the Internal Revenue Service of the Code and the Treasury Regulations, and (iv) existing judicial decisions, all of which are subject to change or modification at any time (possibly with retroactive effect) and such other authorities as we have considered relevant.

Based upon and subject to the foregoing, we are of the opinion that the transactions contemplated by the Business Combination Agreement and Scheme Implementation Deed, taken together, as set forth under the heading “Certain Material U.S. Federal Income Tax Considerations,” and subject to the limitations and qualifications therein, will qualify as an exchange pursuant to Section 351 of the Code. We express no opinion on the potential United States federal income tax consequences of the Business Combination pursuant to Section 367 of the Code or the “passive foreign investment company” rules.

The foregoing opinion reflects our best professional judgment as to the correct United States federal income tax consequences of the matters that it addresses. Our opinion is expressly conditioned on, among other things, the accuracy of all facts, information, statements and representations referred to, set forth or assumed herein, in the Business Combination Agreement, the Scheme Implementation Deed, the Registration Statement, the Tax Representation Letters and other documentation provided. Any material change in the law, authorities, or such facts, information, statements or representations could affect the conclusions stated herein. This opinion is expressed as of the date hereof and is prospective, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in (i) applicable law or (ii) factual matters arising subsequent to the date hereof that would cause any statement, representation or assumption herein to no longer be true or correct.

Except as set forth above, we express no opinion as to the tax consequences, whether U.S. federal, state, local or foreign, of the Business Combination or any other transaction, including any other transaction undertaken in connection with the Business Combination or contemplated by the terms of the Business Combination Agreement or the Scheme Implementation Deed. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name and the discussion of our opinion under the caption “Certain Material U.S. Federal Income Tax Considerations” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

DLA Piper LLP (US)